Exhibit 19.1
GeneDx Holdings Corp.

INSIDER TRADING POLICY
Effective October 31, 2024

1.PURPOSE
1.1GeneDx Holdings Corp. and its affiliates are committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of the compensation program of GeneDx Holdings Corp. and its affiliates, the Board of Directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with insider trading laws. For ease of reference, this Policy refers to GeneDx Holdings Corp. and its affiliates as “we,” “us,” “our,” “GeneDx” or the “Company.” For additional definitions of certain of the capitalized and other terms used in this Policy, see Section 8.
1.2Insider trading occurs when someone who is in possession of MNPI (as defined in Section 8.3) about a company or its securities buys, sells or otherwise trades in securities of that company in breach of a fiduciary duty or other relationship of trust and confidence, or discloses, without proper authorization, MNPI to someone else who buys, sells or otherwise trades in securities of that company. As used in this Policy, a reference to GeneDx securities or securities of any other company includes any security issued by an unrelated third party which is based on any security (including options and credit default swaps) of GeneDx or such other company. See the definition of “security” or “securities” as defined in Section 8.22.
1.3An individual who is considering trading GeneDx securities or securities of any other company and who falls under the scope of this Policy must keep these three key points in mind:
•Never trade in securities while in possession of MNPI
•Keep all MNPI confidential, including from your family and friends
•When in doubt about whether you possess MNPI, you must confirm whether you possess MNPI before trading
1.4Individuals under the scope of this Policy are responsible for understanding and following this Policy and for the consequences of any actions they may take.
1.5The Company’s General Counsel is designated under this Policy as the “ITP Officer”. The Board or the Nominating and Corporate Governance Committee may also designate another officer or employee of the Company as the ITP Officer for purposes of this Policy. The ITP Officer will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre- approving any Rule 10b5-1 Plans or modifications thereto (Rule 10b5-1 Plans permit insiders to trade in GeneDx securities on a pre-determined

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schedule that the insider does not control, as discussed more fully later in this Policy).

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2.SCOPE
2.1This Policy is applicable to: (i) GeneDx officers, employees and Board members;
(ii) GeneDx contractors and consultants who have been designated as subject to this Policy by the ITP Officer (“designated contractors and consultants”); and (iii) with respect to the people listed in (i) and (ii), their immediate family members, people sharing their households, and anyone subject to their influence or control. This Policy is also applicable to entities such as partnerships, trusts and corporations that are controlled by GeneDx officers, employees or Board members or by designated contractors or consultants. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and includes any person (other than a tenant or employee) sharing the household of that person. This Policy will refer to all these individuals and entities (in addition to Section 16 Persons and Designated Insiders) to whom this Policy applies collectively as “Insiders.”
2.2Additional trading restrictions in this Policy apply to Section 16 Persons, to Designated Insiders who are not Section 16 Persons but who have access to MNPI, and to each of their respective immediate family members and partnerships, trusts, corporations and other entities controlled by any of such persons. The list of Designated Insiders may be modified by the ITP Officer.
2.3If a person or entity subject to this Policy ceases to be an Insider while in possession of MNPI, such person or entity still may not trade GeneDx securities until that MNPI has become public or is no longer material. Additionally, if a person or entity subject to this Policy ceases to be an Insider while there is a Blackout Period or outside of a Trading Window, such person or entity shall remain subject to this Policy until the Blackout Period ends or the Trading Window opens, as applicable.
3.ROLES AND RESPONSIBILITIES
3.1Chief Financial Officer – is responsible for providing to the ITP Officer pre- approval for trading securities.
3.2Section 16 Persons and Designated Insiders – additional restrictions apply to Section 16 Persons, the Insiders listed on Exhibit A (“Designated Insiders”) and to their respective immediate family members, people sharing their households and partnerships, trusts, corporations and other entities controlled by any of such persons (see Section 5). The list of Designated Insiders may be modified by the ITP Officer from time to time.
3.3ITP Officer – is responsible for administering, interpreting, enforcing, and providing assistance in interpreting and enforcing this Policy. He or she is also responsible for approving exceptions or special circumstances to restrictions on transfers and sharing of MNPI; consulting with outside legal counsel for matters related to this Policy as needed; designating other individuals to perform the ITP

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Officer’s duties under this Policy. He or she is also responsible for pre-clearing trades and answering questions about whether or not a specific fund or other entity is covered by this Policy.
4.WHAT THIS POLICY COVERS
4.1The primary purpose of this Policy is to prevent Insiders who are in possession of MNPI about a company or its securities obtained in the course of their service to GeneDx from trading in such securities or disclosing MNPI to someone else who trades.
4.2Examples of material information may include:
•Historical or forecasted revenues, earnings or other financial results or information, which may include information with respect to a portion of a fiscal quarter or year
•Significant new products or services or other product developments
•Significant new contracts or partners or the loss of a significant contract or partner
•Timing and achievement of major development milestones
•Significant developments regarding the Company’s technology or business operations
•Important pipeline expansion
•Strategic transactions, including possible mergers or acquisitions or dispositions of significant subsidiaries or assets
•Development program results/data
•Significant new litigation or regulatory inquiries or developments in existing litigation or inquiries
•Significant cybersecurity incidents or data breaches
•Significant developments in borrowings, or financings or capital investments
•Significant changes in financial condition or asset value or liquidity issues
•Changes in senior management or board of directors
•Significant changes in corporate strategy
•Changes in accounting methods and write-offs
•Stock offerings, stock splits or changes in dividend policy
•Accounting/financial restatements
•Impending bankruptcy
4.3This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation. It is not always easy to figure out whether information is material, but there is an important factor to determine whether nonpublic information you know about a company is material: whether the information could be expected to affect the market price of that company’s securities or be considered important by investors who are considering trading that company’s securities. If the

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information makes you want to trade, it would probably have the same effect on others.
4.4GeneDx may possess confidential information relating to or belonging to its collaborators, customers, partners or other third parties. It is important that Insiders treat this information with the same care with which they treat Company information. If any Insider is not sure whether information is nonpublic, they should either consult with the ITP Officer or assume that the information is nonpublic and treat it as confidential.
4.5Investments in a mutual fund or other collective investment vehicle (e.g., exchange traded fund) that is invested in GeneDx securities and (1) is publicly traded and widely held, (2) is broad-based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party are not transactions subject to this Policy. Insiders must consult with the ITP Officer if they have questions about whether a specific fund is considered “broad-based and diversified.”
5.PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS
5.1The below is a list of prohibited activities and restrictions under this Policy.
5.1.1Prohibited Activities:
5.1.1.1Insiders may not trade GeneDx securities while in possession of any MNPI.
5.1.1.2Insiders may not trade GeneDx securities outside of a Trading Window or during a Blackout Period as designated by the ITP Officer.
5.1.1.3Insiders may not share MNPI with any person or entity, unless (i) required by job function, and such person or entity is under NDA, or (ii) the sharing is authorized by the ITP Officer.
5.1.1.4Insiders may not give trading advice about GeneDx, unless the advice is to tell someone not to trade GeneDx securities because the trade would violate this Policy or the law.
5.1.1.5Other than the exercise of equity awards issued by GeneDx, GeneDx officers, employees and Board members and designated contractors and consultants, as well as their immediate family members and people sharing their households, may not engage in transactions involving options or other derivative securities on GeneDx securities, such as puts and calls, whether on an exchange or in any other market.

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5.1.1.6GeneDx officers, employees and Board members and designated contractors and consultants, as well as their immediate family members and people sharing their households, may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of GeneDx securities.
5.1.1.7GeneDx officers, employees and Board members and designated contractors and consultants, as well as their immediate family members and people sharing their households, may not engage in short sales of GeneDx securities, meaning a sale of securities that the Insider does not own, including short sales “against the box,” or engage in any other inherently speculative transactions with respect to GeneDx securities.
5.1.1.8GeneDx officers, employees and Board members and designated contractors and consultants, as well as their immediate family members and people sharing their households may not use or pledge GeneDx securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the ITP Officer and is in accordance with any applicable policy or guidelines of GeneDx regarding pledging.
5.1.1.9Insiders may not distribute GeneDx securities to limited partners, general partners, or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window, the ITP Officer has provided the Company’s consent in writing to such distribution and such distribution occurs within two business days following such consent.
5.1.1.10Insiders may not trade the securities of any other company if the Insider possesses MNPI about that company or that company’s securities obtained in the course of the Insider’s service to GeneDx.
5.1.2Pre-Approval for Trades by Certain Insiders
5.1.2.1Prior to trading GeneDx securities, Section 16 Persons and Designated Insiders, and their respective immediate family members, people sharing their households and partnerships, trusts, corporations and other entities controlled by any of such

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persons, must obtain pre-approval from the ITP Officer (or in the

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case of trading by the ITP Officer, the Chief Financial Officer) by:
5.1.2.1.1Providing written notification of the timing, amount and nature of the proposed trade using the Application and Approval Form for Trading by Section 16 Persons and Designated Insiders attached as Exhibit B to this Policy (the “Trading Pre- Approval Form”).
5.1.2.1.2Providing the Certification contained in the Trading Pre-Approval Form, which includes certifications by the applicable Section 16 Person or Designated Insider (or his or her immediate family member, person sharing his or her household or partnership, trust, corporation or other entity controlled by any such person, as applicable) that:
5.1.2.1.2.1such person or entity has previously received and is familiar with this Policy.
5.1.2.1.2.2such person or entity has complied with all procedures established by this Policy in connection with the proposed trade.
5.1.2.1.2.3such person or entity is not currently in possession of any MNPI concerning the Company or its securities.
5.1.2.1.2.4to the best of such person’s or entity’s knowledge, the proposed trade does not violate the trading restrictions of Rule 144 or any other securities laws; and
5.1.2.1.2.5such person or entity understands that, if such person or entity trades while possessing MNPI or in violation of such trading restrictions, such person or entity may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination.

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This Certification may be made via digitally-signed electronic mail.
5.1.2.1.3Receiving written confirmation from the ITP Officer approving the trade, which approval can be granted or denied at the ITP Officer’s discretion and which approval may contain modifications to the proposed trade.
5.1.2.2Pre-approved trades must be completed during the open Trading Window in which the pre-approval was granted by the ITP Officer and in any event within two (2) business days after pre- approval is received from the ITP Officer (or in the case of trading by the ITP Officer, the Chief Financial Officer). Pre- approved trades not completed within two (2) business days of receipt of pre-approval will require new pre-approval.
5.2Exceptions to Prohibited Activities
5.2.1The trading restrictions of this Policy do not apply to the following:
5.2.1.1401(k) Plan
5.2.1.1.1Investing 401(k) plan contributions in a company stock fund in accordance with the terms of the 401(k) plan. However, any changes in an employee’s investment election regarding GeneDx securities are subject to trading restrictions under this Policy.
5.2.1.2ESPP
5.2.1.2.1Purchasing GeneDx stock through periodic, automatic payroll contributions under the ESPP. Employees, other than Section 16 Persons or Designated Insiders, may make changes in elections under the ESPP outside of a Trading Window or during a Blackout Period. Section 16 Persons or Designated Insiders may not make any change in their elections under, or withdraw from, the ESPP outside a Trading Window or during a Blackout Period. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
5.2.1.3Options

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5.2.1.3.1Exercising stock options granted under GeneDx equity incentive plans, including as inducement

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awards, for cash or by delivering to the Company, previously owned Company stock, or through a net exercise of a stock option that is permitted by the applicable equity incentive plan or inducement award and that does not involve a sale of shares in the open market.
5.2.1.3.2Payment of taxes in connection with exercising stock options granted under GeneDx equity incentive plans, including as inducement awards, pursuant to net settlement arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market.
5.2.1.3.3However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
5.2.1.4RSUs
5.2.1.4.1The settlement of RSUs pursuant to a net settlement or a non-discretionary “sale to cover” for non- discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
5.2.1.5Registered Public Offering
5.2.1.5.1Sales of GeneDx securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
5.2.1.6Rule 10b5-1 Plan Trades
5.2.1.6.1The execution of trades pursuant to a properly established Rule 10b5-1 Plan that complies with Rule 10b5-1 under the Exchange Act. See Section 6.3.
5.3Other Restrictions

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5.3.1The trading prohibitions of this Policy are not the only securities-trading rules and regulations Insiders need to follow. They must be aware of

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additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Persons, compliance with Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the ITP Officer.
6.WHEN TRADING IS ALLOWED
6.1To promote compliance with insider trading laws, GeneDx has designated periods during which Insiders can trade in GeneDx securities, which are described below.
6.2Trading Windows and Blackout Periods
6.2.1Insiders Can Only Trade in a Trading Window.
6.2.1.1Insiders are allowed to trade GeneDx securities only during a Trading Window period, which opens after the close of trading on the second (2nd) full trading day following the widespread public release of GeneDx quarterly or year-end operating results and closes at the close of trading on the fifteenth (15th) calendar day of the third month of the then-current quarter. For example, if GeneDx publicly announces its quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade GeneDx securities is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading). However, if GeneDx announces quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Thursday (effectively at the opening of the market on Friday for regular trading).
6.2.2Even During a Trading Window, Insiders Are Not Allowed to Trade While in Possession of MNPI.
6.2.2.1Even during a Trading Window, Insiders still may not trade GeneDx securities if they possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade GeneDx securities after the close of trading on the second (2nd) full trading day following the Company’s widespread public release of that MNPI.
6.2.3Insiders Cannot Trade During a Blackout Period.
6.2.3.1Even during a Trading Window, the ITP Officer may designate, on a discretionary basis, special trading Blackout Periods that

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apply to specific individuals, entities or groups of people or entities (including all Insiders) for as long as the ITP Officer

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determines. No Insider may trade GeneDx securities during any such Blackout Period. Additionally, no Insider may tell anyone that a special Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
6.3Permitted Trades Under Rule 10b5-1 Plans
6.3.1Except as set forth in Section 5.2 above, GeneDx allows Insiders to trade in its securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, only pursuant to a properly established Rule 10b5-1 Plan. To be properly established, an Insider’s Rule 10b5-1 Plan must be established (i) in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable trading plan guidelines of GeneDx, (ii) during an open Trading Window and not during a Blackout Period and (iii) at a time when the Insider was not in possession of any MNPI relating to GeneDx or the securities subject to the Rule 10b5-1 Plan.
6.3.2Who Can Enter Into a Rule 10b5-1 Plan?
6.3.2.1GeneDx allows any Insider to enter into a Rule 10b5-1 Plan. Because Section 16 Persons and Designated Insiders are more likely than other Insiders to have access to MNPI, GeneDx encourages all Section 16 Persons and Designated Insiders to establish a Rule 10b5-1 Plan for trading.
6.3.3How to Adopt a Rule 10b5-1 Plan?
6.3.3.1All Rule 10b5-1 Plans must be reviewed and approved by GeneDx before being established. Please see the Rule 10b5-1 Trading Plan Guidelines for more details on how to adopt a Rule 10b5-1 Plan.
6.4There Are Significant Consequences for Violating Insider Trading Laws
6.4.1The consequences of violating the insider trading laws can be severe. Insiders who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

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6.5Consequences of Violating This Policy
6.5.1GeneDx may impose discipline on anyone violating this Policy, up to and including termination of employment, and GeneDx may issue stop transfer orders to its transfer agent to prevent any attempted trades that would violate this Policy.
6.6Administration
6.6.1The ITP Officer will administer and interpret this Policy and enforce compliance as needed. The ITP Officer may consult with GeneDx’s outside legal counsel as needed. The ITP Officer may designate other individuals to perform the ITP Officer’s duties under this Policy.
6.6.2Neither GeneDx, the ITP Officer nor the Chief Financial Officer will be liable for any act made under this Policy. Neither GeneDx, the ITP Officer nor the Chief Financial Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
6.7Reporting Violations
6.7.1Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to the ITP Officer. If an Insider wants to submit a concern or complaint regarding a possible violation of this Policy anonymously, they should follow the procedures outlined in the GeneDx Whistleblower Policy. Any Insider who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
6.8Changes to This Policy
6.8.1GeneDx’s Board reserves the right in its sole discretion to modify or grant waivers to this Policy. In addition, GeneDx’s Board has delegated to the Nominating and Corporate Governance Committee the authority to oversee amendments, waivers and other updates to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations.
7.EXCEPTIONS
7.1Outlined above in Section 5.2 Exceptions to Prohibited Activities.
8.DEFINITIONS
8.1Blackout Period – Discretionary period, as dictated by the ITP Officer, during which trading GeneDx stock or other GeneDx securities is not permitted by specific individuals, entities or groups of people or entities (including Insiders).

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8.2Board – As defined in Section 1.1.
8.3Chief Financial Officer – The Company’s Chief Financial Officer, or in the absence of a chief financial officer, the Company’s principal financial officer.
8.4Company – As defined in Section 1.1.
8.5Designated contractors and consultants – As defined in Section 2.1.
8.6Designated Insiders – As defined in Section 3.1.
8.7ESPP – GeneDx’s Employee Stock Purchase Plan.
8.8Exchange Act – The Securities Exchange Act of 1934, as amended.
8.9GeneDx – As defined in Section 1.1.
8.10Immediate family member – As defined in Section 2.1.
8.11Inducement award– An option, RSU or other equity award granted by the Company outside of its equity incentive plans in accordance with Nasdaq Listing Rule 5635(c)(4).
8.12Insiders – As defined in Section 2.1.
8.13ITP Officer – As defined in Section 1.5.
8.14Material information – Information, positive or negative, that a reasonable investor would consider important in making a decision to buy, sell or hold a security. Information is material if there is a substantial likelihood that the disclosure of information would have been viewed by the reasonable investor as having significantly altered the “total mix” of information made available. See Section 4.2 of this Policy for a non-exclusive list of examples of information that could be considered material.
8.15MNPI – Information about a company or its securities that is both material information and nonpublic information.
8.16NDA – Non-disclosure agreement.
8.17Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee of the Board.
8.18Nonpublic information – Information about a company is “nonpublic” until three criteria have been satisfied: first, the information must have been widely disseminated by the company; second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of GeneDx, must be made by GeneDx; and third, after the information has been

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disseminated, a period of time must pass sufficient for the information to be absorbed by the public.

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For purposes of this Policy, information should not be considered fully absorbed by the public until after at least two (2) full trading sessions have elapsed on the Nasdaq Stock Market after the information is disseminated in a national news medium or disclosed in an SEC filing.
8.19Policy – As defined in Section 1.1.
8.20RSU – A restricted stock unit granted by the Company under one of its equity incentive plans or as an inducement award.
8.21Rule 10b5-1 Plans – Written plans for the purchase or sale of securities of the Company intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act.
8.22Rule 144 – As defined in Section 5.3.1.
8.23Section 16 Persons – Any director or officer of the Company (which include the president, principal financial officer, principal accounting officer, any vice- president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy- making function, or any other person who performs similar policy-making functions for the Company).
8.24Security or securities – any security, which is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments. It also includes any security issued by an unrelated third party which is based on any security (including options and credit default swaps).
8.25SEC – U.S. Securities and Exchange Commission.
8.26Short sales – A sale of securities that one does not own, including short sales “against the box”.
8.27Trade or trading – Any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s equity incentive plans, including as inducement awards, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
8.28Trading Pre-Approval Form – As defined in Section 5.1.2.1.1.
8.29Trading Window – Period of time during which Insiders are permitted to trade securities; trading windows open after the close of trading on the second (2nd) full trading day following the widespread public release of our quarterly or year-end operating results, and close at the close of trading on the fifteenth (15th) day of the third month of the then-current calendar quarter.

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8.30We, us and our – As defined in Section 1.1.

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EXHIBIT A
Designated Insiders*
Designated Insiders include any of the following:
•All Vice President level employees and above
•All administrative assistants to Section 16 Persons and Designated Insiders
•All members of the legal function that prepare (or assist with preparing) SEC filings and earnings materials
•All members of the Investor Relations function that assist with preparing earnings releases
•All members of the Disclosure Committee
•All members of the Finance and Accounting functions

*This list may be expanded or modified from time to time by the ITP Officer.

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EXHIBIT B
Application and Approval Form for Trading by Section 16 Persons and Designated Insiders

GeneDx Holdings Corp.
APPLICATION AND APPROVAL FORM FOR TRADING BY SECTION 16 PERSONS AND DESIGNATED INSIDERS
Name:
Title:
I hereby give advance notice to the ITP Officer1 of GeneDx Holdings Corp. (collectively, together with its subsidiaries, the “Company”) and seek pre-approval with respect to the following:
Proposed Trade Date:
Type of Security to be Traded:
Type of Trade (Purchase/Sale/Gift/Other (describe)):
Number or Dollar Amount of Shares or Other Securities to be Traded:
Do you or your affiliates have any contract, instruction or written plan intended to satisfy the affirmative defense conditions of Ruler 10b5-1(c) under the Securities Exchange Act of 1934, as amended?
☐YES
☐NO
Broker Contact Information
Contact Name/Company Name:
Telephone:
Email:
Other Relevant Trade Details:

1 Under the Company’s insider trading policy, the Company’s General Counsel is designated as the “ITP Officer”. The Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board may also designate another officer or employee of the Company as the ITP Officer for purposes of the insider trading policy. Trades by the ITP Officer should be approved by the Company’s Chief Financial Officer.

GeneDx Holdings Corp.
CERTIFICATION
I, (please print name)     , hereby certify as of the date hereof that:
•I have previously received and am familiar with the Company’s Insider Trading Policy (the “Policy”);
•I have complied with all procedures established by the Policy in connection with the proposed transaction(s) described above;
•I am not currently in possession of any material nonpublic information concerning the Company or its securities;
•To the best of my knowledge, the proposed transaction(s) described above do not violate the trading restrictions of Rule 144 under the Securities Act of 1933, as amended, or any other securities laws; and
•I understand that, if I trade while possessing material nonpublic information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination.
The securities subject to the proposed transaction(s) are not currently subject to any contract, instruction or written plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.
I further confirm that I will notify the ITP Officer promptly via email and withdraw this certification if any changes of circumstances prior to the proposed transaction(s) have or will render such certification to be inaccurate as of that time.
I understand that approval may be rescinded prior to effectuating the above transaction if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that approval of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.
(Signature)

Date:

COMPLIANCE OFFICER REVIEW AND DECISION
The undersigned hereby certifies that the ITP Officer has reviewed the foregoing application and
(ITP Officer to initial one of the following):
☐APPROVES*
☐PROHIBITS
☐APPROVES*, with the following modification:
the proposed trade(s).
* Trade(s) must be completed during the open Trading Window, as defined in the Company’s Insider Trader Policy, in which this approval was granted and in any event within two business days after approval.

By:

Name:

Date:

Insider Trading Compliance Program - Preclearance Considerations

Individual Proposing to Trade:
ITP Officer:
Proposed Trade:
Date:
Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Confirm that no matching purchase or sale has occurred in the past six (6) months (or is likely to occur in the next six (6) months).
Also, confirm that a Form 4 has been or will be completed and will be timely filed.
Prohibited Trades. Confirm that the proposed transaction is not a “short sale,” put, call or other prohibited transaction.
Rule 144 Compliance. Confirm that:
Current public information requirement has been met.
Shares are not restricted or, if restricted, the holding period has been met.
Volume limitations are not exceeded (confirm the individual is not part of an aggregated group), if applicable.
The manner of sale requirements will be met, if applicable.
The Notice on Form 144 has been completed and filed, if applicable.
Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, (ii) the ITP Officer has discussed with the insider any information known to the individual or the ITP Officer which might be considered material, so that the individual has made an informed judgment as to the inside information, and (iii) the individual has certified no earlier than two business days prior to the proposed transaction(s) that the individual has no material nonpublic information.

Signature of ITP Officer